Exhibit (a)(1)(I)

Stock Option Exchange Program

Please print this page as your election confirmation.

These are the elections you just made. If you would like to change your elections, you may go back to the form and make changes.

Name and Address

Your current elections are reflected in the form below. Please be advised you cannot change your election after the Exchange Program expires at 5:00p.m. PDT on April 17, 2003.  However, you may return to this web site to make changes at any time before the Exchange Program expires. If you elect to exchange any options, Apple will send you a promise to grant new options after the Exchange Program expiration date.

For more information:

☐            program overview

☐            frequently asked questions

☐            Mellon call center: 1-888-634-6468 (From within the US)

☐            Mellon call center: 1-201-329-8195 (From outside the US)

Election Confirmation    2/9/03 1:55pm Eastern Time

Option Grants	Grant Date	Exercise Price	Options Granted	Options Outstanding	New Grant if Exchanged	Make ONE election for each eligible grant

Thank you.

Please print this page as your election confirmation.

Logout

If you would like to change your elections, you may go back to the form and make changes.

If you need help, please contact

The Mellon call center

1-888-634-6468 (From within the US)

1-201-329-8195 (From outside the US)